Morgan Stanley Second Quarter 2024 Earnings Results

Morgan Stanley Reports Net Revenues of $15.0 Billion, EPS of $1.82 and ROTCE of 17.5%

NEW YORK, July 16, 2024 – Morgan Stanley (NYSE: MS) today reported net revenues of $15.0 billion for the second quarter ended June 30, 2024 compared with $13.5 billion a year ago. Net income applicable to Morgan Stanley was $3.1 billion, or $1.82 per diluted share,1 compared with net income of $2.2 billion, or $1.24 per diluted share,1 for the same period a year ago.

Ted Pick, Chief Executive Officer, said, “The Firm delivered another strong quarter in an improving capital markets environment, resulting in first half 2024 revenues of $30.2 billion, EPS of $3.85 and an ROTCE of 18.6%. Total client assets grew to $7.2 trillion on our road to $10+ trillion. We announced an increase of our quarterly common stock dividend to $0.925 per share while maintaining robust capital levels with a CET1 ratio of 15.2%, reflecting the durability of our business model. We continue to execute on our strategy and remain well positioned to deliver growth and long-term value for our shareholders.”

Financial Summary[2,3]
Firm ($ millions, except per share data)	2Q 2024	2Q 2023
Net revenues	$15,019	$13,457
Provision for credit losses	$76	$161
Compensation expense	$6,460	$6,262
Non-compensation expenses	$4,409	$4,222
Pre-tax income[6]	$4,074	$2,812
Net income app. to MS	$3,076	$2,182
Expense efficiency ratio[8]	72%	78%
Earnings per diluted share[1]	$1.82	$1.24
Book value per share	$56.80	$55.24
Tangible book value per share[4]	$42.30	$40.79
Return on equity	13.0%	8.9%
Return on tangible common equity[4]	17.5%	12.1%
Institutional Securities
Net revenues	$6,982	$5,654
Investment Banking	$1,619	$1,075
Equity	$3,018	$2,548
Fixed Income	$1,999	$1,716
Wealth Management
Net revenues	$6,792	$6,660
Fee-based client assets ($ billions)[9]	$2,188	$1,856
Fee-based asset flows ($ billions)[10]	$26.0	$22.7
Net new assets ($ billions)[11]	$36.4	$89.5
Loans ($ billions)	$150.9	$144.7
Investment Management
Net revenues	$1,386	$1,281
AUM ($ billions)[12]	$1,518	$1,412
Long-term net flows ($ billions)[13]	$(1.2)	$1.1

Highlights

•Net revenues for the second quarter were $15.0 billion, balanced across Wealth Management and Institutional Securities.

•The Firm delivered ROTCE of 17.5%.2,4

•The Firm expense efficiency ratio was 72% for both the second quarter and the first half of the year benefiting from our scale and intentional expense management.3,8

•During the quarter, the Firm accreted $1.5 billion of Common Equity Tier 1 capital while supporting our clients and executing capital actions, and ended the quarter with a Standardized Common Equity Tier 1 capital ratio of 15.2%.16

•Institutional Securities net revenues of $7.0 billion reflect strong performance across the franchise, with notable strength in Equity, driven by higher client activity, and in Investment Banking on robust debt underwriting results.

•Wealth Management delivered a pre-tax margin of 26.8% for the quarter.7 Net revenues were $6.8 billion on record asset management revenues driven by cumulative fee-based asset flows and a positive market environment. Fee-based asset flows were $26 billion for the quarter and $52 billion for the first half of the year.10 The business added net new assets of $36 billion in the quarter and $131 billion in the first half of the year.11

•Investment Management results reflect net revenues of $1.4 billion, primarily driven by increased asset management revenues on higher long-term average AUM.12

Media Relations: Wesley McDade 212-761-2430 Investor Relations: Leslie Bazos 212-761-5352

Second Quarter Results

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $7.0 billion compared with $5.7 billion a year ago. Pre-tax income was $2.0 billion compared with $1.0 billion a year ago.6

Investment Banking revenues up 51% from a year ago:

•Advisory revenues increased from a year ago on higher completed M&A transactions.

•Equity underwriting revenues increased from a year ago driven by private placements and higher revenues in IPOs and convertible offerings.

•Fixed income underwriting revenues increased significantly from a year ago primarily driven by higher non-investment grade issuances.

Equity net revenues up 18% from a year ago:

•Equity net revenues increased from a year ago reflecting strong performance across business lines and regions, particularly in Asia, on stronger client engagement and a constructive market environment.

Fixed Income net revenues up 16% from a year ago:

•Fixed Income net revenues increased from a year ago driven by higher results in credit reflecting strong financing revenues and in foreign exchange on higher client engagement.

Other:

•Other revenues for the quarter increased from a year ago primarily driven by higher net interest income and fees and lower mark-to-market losses on corporate loans, inclusive of loan hedges.

($ millions)	2Q 2024	2Q 2023
Net Revenues	$6,982	$5,654

Investment Banking	$1,619	$1,075
Advisory	$592	$455
Equity underwriting	$352	$225
Fixed income underwriting	$675	$395

Equity	$3,018	$2,548
Fixed Income	$1,999	$1,716
Other	$346	$315

Provision for credit losses	$54	$97

Total Expenses	$4,882	$4,580
Compensation	$2,291	$2,215
Non-compensation	$2,591	$2,365

Provision for credit losses:

•Provision for credit losses decreased on lower provisions on corporate loans compared to the prior year quarter.

Total Expenses:

•Compensation expense increased from a year ago on higher revenues, partially offset by lower severance costs.

•Non-compensation expenses increased from a year ago on higher execution-related expenses.

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Wealth Management

Wealth Management reported net revenues of $6.8 billion in the current quarter compared with $6.7 billion a year ago. Pre-tax income of $1.8 billion6 in the current quarter resulted in a pre-tax margin of 26.8%.7

Net revenues up 2% from a year ago:

•Record asset management revenues reflect higher asset levels from a year ago and the cumulative impact of positive fee-based flows.

•Transactional revenues increased 5% excluding the impact of mark-to-market on investments associated with DCP.[5,14] The increase was primarily driven by higher equity related transactions.

•Net interest income decreased from a year ago on lower average sweep deposits reflecting the cumulative effect of cash redeployments by clients in a higher interest rate environment.

Provision for credit losses:

•Provision for credit losses decreased on lower provisions in the commercial real estate sector compared to the prior year quarter.

Total Expenses:

•Compensation expense increased from a year ago on higher compensable revenues, partially offset by lower expenses related to DCP and lower severance costs.

•Non-compensation expenses decreased from a year ago on lower professional services and the absence of integration-related expenses in the current quarter.

($ millions)	2Q 2024	2Q 2023
Net Revenues	$6,792	$6,660
Asset management	$3,989	$3,452
Transactional[14]	$782	$869
Net interest	$1,798	$2,156
Other	$223	$183
Provision for credit losses	$22	$64
Total Expenses	$4,949	$4,915
Compensation	$3,601	$3,503
Non-compensation	$1,348	$1,412

Investment Management

Investment Management net revenues were $1.4 billion compared with $1.3 billion a year ago. Pre-tax income was $222 million compared with $170 million a year ago.6

Net revenues up 8% from a year ago:

•Asset management and related fees increased from a year ago on higher average AUM driven by higher market levels.

•Performance-based income and other revenues increased from a year ago primarily due to higher accrued carried interest in our private funds, partially offset by mark-to-market losses on investments associated with DCP versus gains in the prior year.

Total Expenses:
•Compensation expense increased from a year ago on higher compensation associated with carried interest.

•Non-compensation expenses increased from a year ago, primarily driven by continued investments in technology and infrastructure to support business growth.
($ millions)	2Q 2024	2Q 2023
Net Revenues	$1,386	$1,281
Asset management and related fees	$1,342	$1,268
Performance-based income and other	$44	$13
Total Expenses	$1,164	$1,111
Compensation	$568	$544
Non-compensation	$596	$567

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Other Matters

•The Firm repurchased $0.8 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program.

•The Firm reauthorized a multi-year repurchase program of up to $20 billion of outstanding common stock without a set expiration date.

•The Board of Directors declared a $0.925 quarterly dividend per share, an increase of 7.5 cents, payable on August 15, 2024 to common shareholders of record on July 31, 2024.

•The effective tax rate for the current quarter was 23.5%.
	2Q 2024	2Q 2023
Common Stock Repurchases
Repurchases ($MM)	$750	$1,000
Number of Shares (MM)	8	12
Average Price	$95.96	$83.86
Period End Shares (MM)	1,619	1,659
Tax Rate	23.5%	21.0%
Capital[15]
Standardized Approach
CET1 capital[16]	15.2%	15.5%
Tier 1 capital[16]	17.0%	17.4%
Advanced Approach
CET1 capital[16]	15.3%	15.8%
Tier 1 capital[16]	17.1%	17.8%
Leverage-based capital
Tier 1 leverage[17]	6.8%	6.7%
SLR[18]	5.5%	5.5%

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Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the financial supplement. Both the earnings release and the financial supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement, including information provided on the Firm’s earnings conference calls, may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such measures to the comparable U.S. GAAP figures are included in this earnings release and the financial supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2023 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

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1 Includes preferred dividends related to the calculation of earnings per share for the second quarter of 2024 and 2023 of approximately $134 million and $133 million, respectively.
2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.
3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, analysts, investors, and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.
4 Tangible common equity is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy. Tangible common equity represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction. The calculation of return on average tangible common equity, also a non-GAAP financial measure, represents full year or annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity. The calculation of tangible book value per common share, also a non-GAAP financial measure, represents tangible common shareholder’s equity divided by common shares outstanding.
5 “DCP” refers to certain employee deferred cash-based compensation programs. Please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Other Matters – Deferred Cash-Based Compensation” in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2023.
6 Pre-tax income represents income before provision for income taxes.
7 Pre-tax margin represents income before provision for income taxes divided by net revenues.
8 The expense efficiency ratio represents total non-interest expenses as a percentage of net revenues.
9 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.
10 Wealth Management fee-based asset flows include net new fee-based assets (including asset acquisitions), net account transfers, dividends, interest, and client fees, and exclude institutional cash management related activity.
11 Wealth Management net new assets represent client asset inflows, inclusive of interest, dividends and asset acquisitions, less client asset outflows, and exclude the impact of business combinations/divestitures and the impact of fees and commissions.
12 AUM is defined as assets under management or supervision.
13 Long-term net flows include the Equity, Fixed Income and Alternative and Solutions asset classes and excludes the Liquidity and Overlay Services asset class.
14 Transactional revenues include investment banking, trading, and commissions and fee revenues.
15 Capital ratios are estimates as of the press release date, July 16, 2024.
16 CET1 capital is defined as Common Equity Tier 1 capital. The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”). For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2023.

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17 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage. Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.
18 The Firm’s supplementary leverage ratio (SLR) utilizes a Tier 1 capital numerator of approximately $80.5 billion and $78.4 billion, and supplementary leverage exposure denominator of approximately $1.47 trillion and $1.42 trillion, for the second quarter of 2024 and 2023, respectively.

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Consolidated Income Statement Information
(unaudited, dollars in millions)
	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage Change
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Mar 31, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023

Revenues:
Investment banking	$1,735	$1,589	$1,155	9%	50%	$3,324	$2,485	34%
Trading	4,131	4,852	3,802	(15%)	9%	8,983	8,279	9%
Investments	157	137	95	15%	65%	294	240	23%
Commissions and fees	1,183	1,227	1,090	(4%)	9%	2,410	2,329	3%
Asset management	5,424	5,269	4,817	3%	13%	10,693	9,545	12%
Other	322	266	488	21%	(34%)	588	740	(21%)
Total non-interest revenues	12,952	13,340	11,447	(3%)	13%	26,292	23,618	11%
Interest income	13,529	12,930	10,913	5%	24%	26,459	20,893	27%
Interest expense	11,462	11,134	8,903	3%	29%	22,596	16,537	37%
Net interest	2,067	1,796	2,010	15%	3%	3,863	4,356	(11%)
Net revenues	15,019	15,136	13,457	(1%)	12%	30,155	27,974	8%
Provision for credit losses	76	(6)	161	*	(53%)	70	395	(82%)
Non-interest expenses:
Compensation and benefits	6,460	6,696	6,262	(4%)	3%	13,156	12,672	4%
Non-compensation expenses:
Brokerage, clearing and exchange fees	995	921	875	8%	14%	1,916	1,756	9%
Information processing and communications	1,011	976	926	4%	9%	1,987	1,841	8%
Professional services	753	639	767	18%	(2%)	1,392	1,477	(6%)
Occupancy and equipment	464	441	471	5%	(1%)	905	911	(1%)
Marketing and business development	245	217	236	13%	4%	462	483	(4%)
Other	941	857	947	10%	(1%)	1,798	1,867	(4%)
Total non-compensation expenses	4,409	4,051	4,222	9%	4%	8,460	8,335	1%
Total non-interest expenses	10,869	10,747	10,484	1%	4%	21,616	21,007	3%
Income before provision for income taxes	4,074	4,395	2,812	(7%)	45%	8,469	6,572	29%
Provision for income taxes	957	933	591	3%	62%	1,890	1,318	43%
Net income	$3,117	$3,462	$2,221	(10%)	40%	$6,579	$5,254	25%
Net income applicable to nonredeemable noncontrolling interests	41	50	39	(18%)	5%	91	92	(1%)
Net income applicable to Morgan Stanley	3,076	3,412	2,182	(10%)	41%	6,488	5,162	26%
Preferred stock dividend	134	146	133	(8%)	1%	280	277	1%
Earnings applicable to Morgan Stanley common shareholders	$2,942	$3,266	$2,049	(10%)	44%	$6,208	$4,885	27%

Notes:
–In the first quarter of 2024, the Firm implemented certain presentation changes that impacted interest income and interest expense but had no effect on net interest income. These changes were made to align the accounting treatment between the balance sheet and the related interest income or expense, primarily by offsetting interest income and expense for certain prime brokerage-related customer receivables and payables that are currently accounted for as a single unit of account on the balance sheet. The current and previous presentation of these interest income and interest expense amounts are acceptable and the change does not represent a change in accounting principle. These changes were applied retrospectively to the income statement in 2023 and accordingly, prior period amounts were adjusted to conform with the current presentation.
–Firm net revenues excluding mark-to-market gains and losses on deferred cash-based compensation plans (DCP) were: 2Q24: $15,073 million, 1Q24: $14,949 million, 2Q23: $13,343 million, 2Q24 YTD: $30,022 million, 2Q23 YTD: $27,707 million.
–Firm compensation expenses excluding DCP were: 2Q24: $6,405 million, 1Q24: $6,447 million, 2Q23: $6,084 million, 2Q24 YTD: $12,852 million, 2Q23 YTD: $12,301 million.
–The End Notes are an integral part of this presentation. Refer to pages 12 - 17 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.
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Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage Change
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Mar 31, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023

Financial Metrics:

Earnings per basic share	$1.85	$2.04	$1.25	(9%)	48%	$3.89	$2.98	31%
Earnings per diluted share	$1.82	$2.02	$1.24	(10%)	47%	$3.85	$2.95	31%

Return on average common equity	13.0%	14.5%	8.9%			13.8%	10.7%
Return on average tangible common equity	17.5%	19.7%	12.1%			18.6%	14.5%

Book value per common share	$56.80	$55.60	$55.24			$56.80	$55.24
Tangible book value per common share	$42.30	$41.07	$40.79			$42.30	$40.79

Financial Ratios:

Pre-tax margin	27%	29%	21%			28%	23%
Compensation and benefits as a % of net revenues	43%	44%	47%			44%	45%
Non-compensation expenses as a % of net revenues	29%	27%	31%			28%	30%
Firm expense efficiency ratio	72%	71%	78%			72%	75%
Effective tax rate	23.5%	21.2%	21.0%			22.3%	20.1%

Statistical Data:

Period end common shares outstanding (millions)	1,619	1,627	1,659	—%	(2%)
Average common shares outstanding (millions)
Basic	1,594	1,601	1,635	—%	(3%)	1,597	1,640	(3%)
Diluted	1,611	1,616	1,651	—%	(2%)	1,614	1,657	(3%)
Worldwide employees	79,066	79,610	82,006	(1%)	(4%)

The End Notes are an integral part of this presentation. Refer to pages 12 - 17 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.
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